EXHIBIT 99.3


FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:                             Christopher Hocker
                                                               (203) 425-8864


                CONSOLIDATED HYDRO'S RESTRUCTURING PLAN CONFIRMED

             COMPANY NAME CHANGED TO CHI ENERGY; GOFF NAMED TO BOARD


STAMFORD, Conn. -- October 24, 1997 - Consolidated Hydro, Inc. announced today that the U.S. Bankruptcy Court for the District of Delaware has confirmed its "prepackaged" plan of reorganization. The Company expects the plan to become effective by November 15, 1997.

         Under the plan, the Company has changed its name to CHI Energy, Inc. and has added Charles F. Goff, former chairman and chief executive officer of Destec Energy, Inc., to its Board of Directors. Goff established Destec as a major independent power producer and developer, with a portfolio of 24 projects totaling more than 5300 MW, prior to its sale in 1997.

         "The confirmation ruling allows us to complete our restructuring and get on with the business of creating value for our customers with a new capital structure," said James T. Stewart, CHI's chairman and CEO. "Our new name reflects both our rebirth as a financially healthy company and our expanded mission of owning, developing, and operating a wide range of energy and infrastructure projects," Stewart said.

         The plan, which provides for conversion of CHI's long-term debt into equity, had previously received overwhelming support from the Company's bondholders in a solicitation completed September 9, 1997. The restructuring takes place at the holding company level only, with CHI's operating subsidiaries continuing to conduct business as usual.

         CHI's business is developing, owning, and operating industrial energy and infrastructure assets and hydroelectric power plants. Its portfolio includes more than 90 hydroelectric power plants in the U.S. and Canada, totaling approximately 340 MW, and several transactions involving industrial infrastructure facilities, such as power plants, boilers, and pipelines, currently in development.

         In addition to Goff, who was a Dow Chemical executive before establishing Destec, CHI's Board of Directors will include Stewart, the Company's chairman and CEO; Edward M. Stern, the Company's president and COO; Michael J. Petrick, Managing Director in the fixed income division of Morgan Stanley & Co., Inc.; and James DuPlessie, an Executive Director of Swiss Bank Corporation. Morgan Stanley and Swiss Bank are major equity owners of CHI.



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